World Sales & Merchandising Inc.
249 Queen's Quay W. - Suite 101
Toronto, Ontario, Canada M5J 2NS
(416) 203-9764

September 8, 2000


VIA TELEFACSIMILE


Urbana, ca, Inc.
750 West Pender Street
Suite 804
Vancouver, BC, Canada V6C 2T8
Attn:  David Groves, President

Dear Mr. Groves:

This letter of intent summarizes the principal terms of the proposed merger of World Sales & Merchandising Inc., an Ontario corporation ("WSMI"), and Urbana, ca, Inc., a Nevada corporation ("Urbana"). The proposed merger and the structure, terms and conditions of the transaction are as follows:

Merger. The proposed transaction will be consummated as a triangular merger or amalgamation (the "Merger") of a wholly-owned subsidiary of Urbana ("Urbana Canada") with WSMI on terms whereby the shareholders of WSMI will receive merger consideration (the "Merger Consideration") consisting of shares of Urbana common stock or shares of Urbana Canada ("Exchange Shares") exchangeable, without further consideration, for shares of Urbana common stock. Each Exchange Share will be exchangeable at any time, at the option of the holder, for one fully paid and non-assessable share of Urbana common stock. The Merger Consideration will aggregate, assuming all the Exchange Shares are exchanged, 65% of the Urbana common stock after reflecting the exercise or conversion of all of Urbana's outstanding options, warrants, convertible or exchangeable securities and all other rights to acquire Urbana common stock.

In connection with and as part of the Merger, the following will occur:

A. The holders of WSMI common stock ("the "WSMI Stock") will receive as the Merger Consideration approximately 46,800,000 shares of Urbana common stock or Exchange Shares for each whole share of WSMI Stock held. The holders of WSMI Stock will have the right to receive the Merger Consideration in either shares of Urbana common stock or Exchange Shares. As a consequence of the Merger, holders of WSMI Stock, including the shares issuable on the exercise, exchange or conversion of outstanding options, warrants, convertible securities or other rights to acquire Urbana Stock, will have the right to receive an aggregate of 46,800,000 shares of Urbana common stock and Exchange Shares. It is WSMI's understanding that following the Merger, all outstanding options, warrants, convertible securities and other rights to acquire WSMI Stock will, by virtue of the Merger and the terms of those instruments, represent the right to purchase Urbana common stock or Exchange Shares adjusted on the basis of the Merger Consideration set forth above. In any event, the fully diluted issued and outstanding share capital of WSMI at the time of the merger shall not exceed 50 million shares.

B. The Board of Directors of the merged corporation shall consist of 3 members appointed by WSMI, 2 members appointed by Urbana.ca and 2 independent members appointed by the post merger Board of Directors. Executive officers of the post merged company shall be appointed by the Board of Directors. The Board of Directors of Urbana Canada shall have the same structure but not necessarily the same members as Urbana with its officers being elected by its Board of Directors.

C. The shares of Urbana common stock or Exchange Shares to be received or receivable by WSMI's shareholders in the Merger will be required under U.S. securities laws to be registered under the U.S. Securities Act of 1933. Attached as Schedule A is a list of filings expected to be required to be made by Urbana and WSMI with various federal, state and provincial securities commissions and similar bodies in connection with the transaction.

To the extent required or advisable under their respective applicable corporate, securities and tax laws, the parties agree to restructure the Merger in such manner as may be required to accomplish the transaction in the most timely, efficient and economical manner.

Merger Agreement. On the execution and delivery of this letter of intent by each of the parties: (a) WSMI will commence preparation and the parties will in good faith negotiate and enter into a mutually acceptable definitive merger agreement ("Definitive Agreement") to be executed no later than October 15, 2000; (b) the parties will make reasonable efforts to prepare and file any required filings under the U.S. Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"); and (c) the parties will use reasonable efforts to prepare, file and make effective a registration statement/proxy statement covering the Merger and attempt to secure the requisite shareholder and regulatory approvals of the Merger and any other aspects of the transaction requiring shareholder or regulatory approval. The Definitive Agreement will contain comprehensive representations, warranties, covenants and terms as usual and customary in transactions of this nature. The consummation of the Merger and the parties' obligations under the Definitive Agreement will be subject to the usual and customary conditions to a transaction of this nature, including, but not limited to: (i) consents to the Merger by any lenders and parties to material agreements and governmental regulatory agencies whose consent is necessary including, without implied limitation, compliance with the HSR Act and compliance with U.S. and Canadian federal, state and provincial securities laws; (ii) approvals of the Merger and any other aspects of the transaction requiring shareholder and other approvals by Urbana's and WSMI's shareholders and applicable regulatory authorities;
(iii) the completion by WSMI and Urbana of due diligence relating to the Merger, each to their respective satisfaction; (iv) any consents to the assignment of any material contracts or agreements which are reasonably determined by WSMI and Urbana to be necessary, and (v) the delivery by WSMI of a fair market valuation of BeeTrade.com, Inc. common stock held by WSMI.

Access. Subject to the execution of a mutually acceptable confidentiality agreement by the parties, which shall survive the termination of this letter of intent, subsequent to the execution and acceptance of this letter of intent through the closing of the Merger, each of WSMI and Urbana will cause their respective officers, directors, employees, accountants, engineers, investment bankers, legal counsel and all other representatives and agents of such party and its subsidiaries (the "Representatives") to provide full and free access to the books, contracts, assets, records, businesses and representatives of the other party as may be requested in connection with their respective due diligence review and investigation of Urbana and its subsidiaries by WSMI and of WSMI by Urbana. Each party will cooperate fully with the other in completing their respective due diligence undertakings.

Conduct of Business. Until the execution and delivery of the Agreement, each of Urbana and WSMI will continue to conduct its respective operations and businesses in the ordinary course of business and will not engage in or permit any extraordinary transactions without the prior written consent of the other party. Each party hereby agrees that transactions outside the ordinary course requiring the consent of the other party include, without limitation, the sale of assets other than in the ordinary course of business, the modification of any material employment relationship, any material increase in compensation for any executive officer (other than the exercise of stock options previously issued pursuant to existing employment arrangements), any distributions with respect to any capital stock (excluding issuances pursuant to any exercise of any existing option, warrant or other derivative security in accordance with its terms or pursuant to existing obligations, disclosure of which has been made to the other party) and the termination of or default under any material agreements or contracts.

Exclusive Dealing. Until on or before the earlier of October 15, 2000, or termination of this letter of intent with the written consent of both parties under paragraph 8 herein, each of Urbana and WSMI agrees, subject to satisfying fiduciary obligations under applicable laws as advised in writing by counsel, that it will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, initiate or participate in negotiations with or encourage, discuss or consider any proposal from any person regarding the Acquisition (as hereafter defined) of: (a) any shares of its capital stock;
(b) any of its or a subsidiaries' businesses or operations; or
(c) any of its or its subsidiaries' assets other than to unaffiliated third parties for value in the ordinary course of business. For purposes of this letter of intent, the term "Acquisition" means any person acquiring, directly or indirectly, an interest in Urbana or WSMI or any business, operation or asset of Urbana or WSMI including, without implied limitation, any such action by purchase, merger, reorganization, consolidation, lease, contract or operation of law. Each of Urbana and WSMI further agrees not to provide any information concerning it or its subsidiaries with respect to any of the foregoing, except as required by applicable laws and subject to satisfying fiduciary obligations imposed hereby. In the event any person should solicit, initiate negotiations or make inquiries relative to any Acquisition, such party will immediately notify the other in writing.

Break-up Fee. In the event that either Urbana or WSMI breaches paragraph 5 of this letter of intent and within six (6) months after the date of this letter of intent, such party or any of its subsidiaries enters into a letter of intent or other agreement relating to the Acquisition of a material portion of its capital stock (other than the sale of shares of capital stock to investors for cash consideration or pursuant to existing obligations, disclosure of which has been made to the other party) or any of its or its subsidiaries' assets, operations or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial assets in the ordinary course or pursuant to existing obligations, disclosure of which has been made to the other party), then the party breaching paragraph 5 will pay to the other the sum of (U.S.) $250,000 (the "Break-up Fee") in immediately available funds. The Break-up Fee is not such party's exclusive remedy in the event of a breach by a party of any Binding Provision (as hereafter defined), and in such event, the non-breaching party will be entitled to exercise any and all additional rights and remedies provided by law or in equity. The Break-up Fee will not be payable by either party in the event that this letter of intent is terminated solely as a result of the failure to obtain any required governmental, regulatory or shareholder consents or approvals or failure to obtain any clearances or other required declarations of effectiveness of the registration statement referred to in paragraph 1 hereof from the US Securities and Exchange Commission.

Costs. WSMI and Urbana will each be responsible for its own costs and expenses incurred by such party (including any broker, finder's or investment banking fees) in connection with this letter of intent and consummation of or the transaction contemplated by this letter of intent. Notwithstanding the foregoing: (a) any fees under the HSR Act will be paid fifty percent by Urbana and fifty percent by WSMI; and (b) if a party institutes an action or proceeding against any other party under this letter of intent, the unsuccessful party to such action or proceeding will, in addition to any other damages, reimburse the prevailing party for the reasonable attorneys' fees and disbursements incurred by the prevailing party.

Liability. Except for paragraphs 3 through 7 inclusive (the "Binding Provisions") which are intended to create binding obligations, it is understood that no legal obligation or liability is created by this letter of intent and that the legal obligations and liabilities of the parties are to arise only on the duly authorized execution and delivery of the Definitive Agreement. The terms of this letter of intent can only be amended or modified in a writing signed by all parties hereto. Except as expressly set forth in the Binding Provisions or the Definitive Agreement, no past or future action, course of conduct, failure to act with respect to the Merger, the failure to negotiate and enter into a Definitive Agreement or the failure to consummate the Merger will give rise to or serve as the basis for any liability of the parties. This letter of intent will terminate at any time on the written consent by both of the parties hereto or by written notice of either party to the other after October 15, 2000. The termination of this letter of intent will not affect the liability of a party for the breach of any of the Binding Provisions prior to such termination or the breach of any provision set forth in paragraphs 3 (as to the confidentiality agreement), 6, 7 or 8 of this letter of intent, which will survive termination of this letter of intent.

9. Public Disclosure. Before completion of the transactions contemplated hereunder, neither WSMI nor Urbana shall make any further release of information regarding the matters referred to herein except (i) a joint press release to be issued by each in agreed form as soon as possible after execution of this letter of intent; (ii) upon mutual consent not to be unreasonably withheld and (iii) as required by applicable law. All such releases of information shall be in compliance with Rule 425 under the U.S. Securities Act of 1933.

If the foregoing meets with your approval, please sign and return one copy of this letter of intent to our offices no later than 5:00 p.m., September 11, 2000. Each of the parties agrees that this letter of intent may be signed in counterparts or by facsimile without affecting the validity or enforceability of this letter of intent. On receipt of a signed letter of intent, we will commence preparation of the Definitive Agreement for your review and release the joint press release.

Best regards,

World Sales & Marketing, Inc

By: /s/  Chris Bradshaw
Chris Bradshaw

AGREED TO AND ACCEPTED this 11th day of September, 2000.

Urbana.ca, Inc.


By: /s/  David Groves
David Groves, President